SCHEDULE 14C INFORMATION

Information Statement Pursuant To Section 14(c)

of the Securities Exchange Act 1934

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☑	Definitive Information Statement

LVIP SSgA Global Tactical Allocation Fund,

a series of Lincoln Variable Insurance Products Trust

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☑	Fee not required.

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

INFORMATION STATEMENT

Lincoln Variable Insurance Products Trust

(the “Trust”)

LVIP SSgA Global Tactical Allocation Fund

(formerly known as the LVIP Wilshire Aggressive Profile Fund)

Dated October 26, 2010

This statement provides information concerning the LVIP SSgA Global Tactical Allocation Fund. We are not asking you for a proxy, and you are requested not to send us a proxy. This document is for informational purposes only and you are not required to take any action.

On March 9, 2010, the Board of Trustees (the “Board”) of Lincoln Variable Insurance Products Trust (the “Trust”) approved changes to the LVIP Wilshire Aggressive Profile Fund (the “Fund”), including the hiring of SSgA Funds Management, Inc. (“SSgA” or “Sub-Adviser”) as the new sub-adviser to the Fund, a change in investment strategy, and a change of Fund’s name to the LVIP SSgA Global Tactical Allocation Fund. A Prospectus dated July 30, 2010 that was previously mailed to you describes these changes.

In accordance with an exemptive order dated March 31, 2010 that the Securities and Exchange Commission (“SEC”) issued to the Trust, LIAC can hire, terminate and replace, as applicable, sub-advisers (except as a general matter, sub-advisers affiliated with such investment adviser) without shareholder approval. At a special meeting held on December 9, 2002, shareholders of the Fund approved the operation of the Fund in this manner. As a condition of such order, the investment adviser must furnish shareholders of the affected funds with certain information about new advisory and sub-advisory agreements. This Information Statement is intended to comply with that condition. The Information Statement will be mailed on or about October 28, 2010 to shareholders of the Fund.

I.	Background

At an in-person meeting on March 9, 2010, the Board, including a majority of the Trustees who are not “interested persons” (“Independent Trustees”) of the Trust within the meaning of that term under the Investment Company Act of 1940 (the “Act”), approved a new sub-advisory agreement with SSgA (the “New Agreement”) to be effective as of July 30, 2010. The New Agreement replaced the agreement between LIAC and Wilshire Associates Incorporated dated April 30, 2007 (the “Prior Agreement”). The Prior Agreement, which was last approved by the Board on September 10, 2009, did not have to be approved by the shareholders in accordance with the above-referenced SEC exemptive order. LIAC remains the investment adviser to the Fund. On July 30, 2010, LIAC, entered into the New Agreement with SSgA. SSgA’s appointment as sub-adviser was made in accordance with the SEC exemptive order noted above and did not require shareholder approval.

In conjunction with the change in sub-adviser, the Board considered and approved a name change from LVIP Wilshire Aggressive Profile Fund to LVIP SSgA Global Tactical Allocation Fund. The Board also considered and approved a new tactical allocation investment strategy for the Fund to invest approximately 40% of its assets in underlying funds investing primarily in fixed income securities and approximately 60% in underlying funds investing in primarily equity securities. The underlying funds include, but are not limited to, index funds, rules-based funds and Exchange-Traded Funds (“ETF”), including underlying funds or ETFs advised by LIAC or SSgA.

II.	Board Considerations on the New Agreement

On March 8-9, 2010, the Board met to consider, among other things, the approval of the New Agreement between LIAC and SSgA on behalf of the Fund.

The trustees who are not “interested persons” of the Trust (as such term is defined in the Investment Company Act of 1940, as amended) (the “Independent Trustees”) reported that they had met in executive session with their independent legal counsel and reviewed materials provided by LIAC, The Lincoln National Life Insurance

Company (“Lincoln Life”) and SSgA prior to the meeting and had reviewed a memorandum from their independent legal counsel that advised them of their fiduciary duties pertaining to approval of investment management and sub-advisory agreements and the factors that they should consider in evaluating such agreements. Among other information, LIAC, Lincoln Life and SSgA provided information to assist the Independent Trustees in assessing the nature, extent and quality of services provided, information comparing the investment performance, advisory fees and expense ratio of the Fund to other funds, and information about profitability and/or financial condition and compliance and regulatory matters.

The Independent Trustees noted that LIAC was proposing the restructuring of the Fund due to declining assets and its view that the Fund had limited potential for growth. They noted that after the proposed restructuring, LIAC believed the Fund would have lower total expenses and opportunities for broader distribution and asset growth. The Independent Trustees noted that while the contractual management fee would remain the same, Fund Management was proposing that the 0.05% advisory fee waiver be eliminated and the operating expense limitation be increased to 0.45%, excluding Acquired Fund Fees & Expenses.

In considering the approval of the New Agreement between LIAC and SSgA on behalf of the Fund, the Independent Trustees considered the nature, extent and quality of services proposed to be provided by SSgA under the New Agreement. The Independent Trustees reviewed the services to be provided by SSgA, the background of the investment professionals proposed to service the Fund, the resources and investment process of SSgA, its compliance programs and regulatory matters and Form ADV. The Independent Trustees also considered that SSgA served as sub-adviser to several other funds in the Trust.

With respect to the sub-advisory fees for the Fund, the Independent Trustees reviewed the proposed sub-advisory fee compared to the fees SSgA charges other funds or clients with similar objectives, based on information provided by SSgA, noting SSgA’s explanation that the proposed sub-advisory fee was higher than for two comparable accounts because the Fund initially was smaller than the comparable accounts, was more complex because it would invest in exchange-traded funds as well as other funds, and would not invest solely in capitalization-weighted index funds but also “rules based” investment strategies. In addition, the Independent Trustees considered that the rate of the proposed sub-advisory fee was negotiated at arm’s length between LIAC and SSgA, an unaffiliated third party, and that LIAC would compensate SSgA from its fee and concluded the proposed sub-advisory fee was reasonable.

With respect to profitability, the Independent Trustees also reviewed the pro forma profitability analysis to SSgA with respect to the Fund and concluded that the estimated profitability of SSgA in connection with the Fund was not unreasonable.

The Independent Trustees considered other benefits available to SSgA because of its proposed relationship to the Fund and considered that SSgA may also receive advisory fees from any investment made by the Fund into funds for which SSgA serves as adviser, and that SSgA may have an enhanced ability to obtain research services through the allocation of fund brokerage.

Based on all the information considered and conclusions reached, the Independent Trustees determined that the terms of the New Agreement with respect to the Fund are fair and reasonable and that approval of the New Agreement is in the best interests of the Trust and recommended its approval to the Board of Trustees.

III.	The New Agreement

Under the New Agreement, SSgA will furnish an investment program for the Fund whereby SSgA will place orders for the purchase and sale of portfolio securities. The New Agreement will remain in effect for an initial term of two years and thereafter only so long as the Board of Trustees, including a majority of the Independent Trustees, specifically approves its continuance at least annually. The New Agreement can be terminated at any time, without the payment of any penalty, by: (i) the Board of Trustees or by the vote of a majority of the outstanding voting securities of the Fund; (ii) LIAC on at least sixty days’ written notice to SSgA; or (iii) SSgA on at least sixty days’ written notice to LIAC. The New Agreement will also automatically terminate, without the payment of any penalty, in the event of its assignment or in the event the investment advisory contract between LIAC and the Trust terminates for any reason.

Under the New Agreement, SSgA may elect to aggregate the Fund’s securities with those of other clients of SSgA provided such aggregation is in the best interests of the Fund. Certain representations by both LIAC and SSgA are also made with respect to their registration status and compliance with legal requirements. The New Agreement provides enhanced language concerning the diversification requirements of the Fund’s investment program. The New Agreement also clarifies the respective liability and indemnification rights between LIAC and SSgA. Consistent with the Prior Agreement, the New Agreement provides that SSgA will not be subject to liability for acts or omissions connected with rendering services under the New Agreement except liabilities or litigation arising out of or based on willful misfeasance, bad faith or gross negligence of SSgA. There is a new section under the New Agreement whereby SSgA agrees to maintain the confidentiality of certain information (including non-public portfolio holdings) and to only use the records or information obtained under the New Agreement for the purposes of fulfilling SSgA’s obligations under the Agreement and to not disclose such records or information unless expressly authorized or otherwise required by applicable federal or state regulatory authorities.

The fees payable by the Adviser to SSgA for sub-advisory services under the Prior Agreement and New Agreement are different as shown in the table below:

Prior Sub-Advisory Fee*†	New Sub-Advisory Fee*
0.08% of first $500 million	0.15% of first $200 million
0.06% over $500 million but less than $1 billion	0.10% over $200 million
0.05% over $1 billion
0.04% over $3 billion

*Of the average daily net assets of the fund

† For purposes of determining the applicable breakpoints in the sub-advisory fee, the average daily net assets of the Fund were combined with the average daily net assets of the LVIP Wilshire Conservative Profile Fund, LVIP Wilshire Moderately Aggressive Profile Fund, LVIP Wilshire Moderate Profile Fund, LVIP Wilshire 2010 Profile Fund, LVIP Wilshire 2020 Profile Fund, LVIP Wilshire 2030 Profile Fund, and LVIP Wilshire 2040 Profile Fund. As of December 31, 2009 the total average net assets of the aforementioned funds, including the Fund, was $2,056,268,164.

	LVIP Wilshire Aggressive Profile Fund		LVIP SSgA Global Tactical Allocation Fund
	Standard	Service	Standard	Service
Shareholder Fees (fees paid directly from your investment)
Maximum Sales Charge (Load) Imposed on Purchases	N/A	N/A	N/A	N/A
Maximum Deferred Sales Charge (Load)	N/A	N/A	N/A	N/A
Maximum Sales Charge (Load) Imposed on Reinvested Dividends	N/A	N/A	N/A	N/A
Redemption Fee	N/A	N/A	N/A	N/A
Exchange Fee	N/A	N/A	N/A	N/A

Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)
Management Fee	0.25%	0.25%	0.25%	0.25%
Distribution and/or Service (12b-1 fees)	None	0.25%	None	0.25%
Other Expenses	0.11%	0.11%	0.11%	0.11%
Acquired Fund Fees and Expenses (AFFE)	0.86%	0.86%	0.38%	0.38%
Total Annual Fund Operating Expenses[1]	1.22%	1.47%	0.74%	0.99%

1Effective July 30, 2010, the management fee waiver equal to 0.05% of average daily net assets of the Fund was eliminated. In addition, the expense reimbursement limit was increased from 0.20% to 0.45% for Standard Class shares and from 0.45% to 0.70% for Service Class shares. Acquired Fund Fees and Expenses (AFFE) are not included for purposes of the expense reimbursement limit.

The sub-advisory fee paid by the Adviser for the Fund from January 1, 2009 through December 31, 2009 to Wilshire pursuant to the Prior Agreement dated October 15, 2007 was $64,896. Had the New Agreement been in effect for that same time period, the sub-advisory fees due and owing by LIAC would have been $162,514 an increase of 150.42% as compared to the Prior Agreement. Because the assets of the LVIP Wilshire Aggressive Profile Fund were aggregated with other LVIP Profile Funds in determining the applicable breakpoints, the LVIP Wilshire Aggressive Profile Fund would have been subject to a lesser sub-advisory fee. Under the New Agreement, only the assets of the LVIP SSgA Global Tactical Allocation Fund will be used to determine the applicable breakpoints.

The following are investment funds for which SSgA acts as adviser or sub-adviser that have similar investment objectives to the Fund:

Comparable Funds	Contractual Fee (including breakpoints)	Assets under Management (as of 6/30/2010)
Comparable Account 1	0.08% on the first $500 million 0.05% thereafter	$1,142.2 million

Comparable Account 2	0.08% on the first $500 million 0.05% thereafter	$478.3 million

Brokerage Commissions

As of December 31, 2009, the Adviser and the Fund had the following affiliated brokers: Lincoln Financial Advisors Corporation, Delaware Distributors, L.P., Jefferson Pilot Variable Corporation, Lincoln Financial Distributors, Inc., and Lincoln Financial Securities Corporation. The Fund did not pay any brokerage commissions to brokers affiliated with the Fund or Adviser for the fiscal year ended December 31, 2009. As of December 31, 2009, SSgA had the following affiliated brokers: State Street Global Markets, LLC, State Street Global Markets Canada Inc., State Street Global Markets International Limited (UK), State Street Global Markets (Japan), State Street Global Advisors (Japan) Co., Ltd. The Fund did not pay any brokerage commissions to brokers affiliated with SSgA for the fiscal year ended December 31, 2009.

IV.	Information Regarding SSgA

SSgA Funds Management, Inc. (“SSgA”) is a wholly owned subsidiary of State Street Corporation, a publicly held bank holding company which is located at One Lincoln Street, Boston, Massachusetts 02111. As of June 30, 2010, SSgA FM had $162 billion in assets under management. SSgA FM and other advisory affiliates make up the investment management arm of State Street Corporation, State Street Global Advisors, which is located at One Lincoln Street, Boston, Massachusetts 02111. As of June 30, 2010, SSgA had $1.8 trillion in assets under management.

To the knowledge of the Fund, no Trustee currently has any material interest in security holdings of SSgA or any entity controlling, controlled by or under common control with SSgA.

The following table provides the name and principal occupation of SSgA’s directors and executive officers. The address of each of the directors and executive officers is One Lincoln Street, Boston, Massachusetts 02111.

Name	Principal Occupation*
James E. Ross	President and Director of SSgA FM; Senior Managing Director of SSgA, a division of State Street Bank and Trust Company
Shawn Johnson	Director of SSgA FM; Senior Managing Director of SSgA
Thomas Kelly	Treasurer, SSgA FM; Senior Managing Director and Comptroller of SSgA
Phillip Gillespie	Director and Chief Legal Officer, SSgA FM; General Counsel of SSgA
Cuan Coulter	Chief Compliance Officer, SSgA and SSgA FM
Ellen Needham	Chief Operating Officer and Vice President of SSgA FM; Vice President of SSgA
Tracy Atkinson	Director of SSgA FM; Chief Compliance Officer of State Street Corporation

*None of the principal executive officers and directors of SSgA listed above have other principal employment other than their respective positions with SSgA or positions with SSgA affiliates.

V.	Ownership of Shares

As of September 30, 2010, the Fund did not have any shareholders who owned in excess of 5% of the outstanding shares of any class of securities of such Fund. (The Fund had 3,628,735.153 outstanding standard class shares and 7,571,350.740 outstanding service class shares as of September 30, 2010. For purposes of calculating the beneficial ownership, the standard class shares of the Fund held by other funds of the Trust were excluded). As of September 30, 2010, the Trustees and officers of the Trust as a group beneficially owned less than 1% of the outstanding Standard Class shares and Service Class shares of the Fund.

VI.	Information Regarding the Trust

The Annual Report for the Fund for the fiscal year ended December 31, 2009 has previously been sent to shareholders. The Annual Report for the year ended December 31, 2009 and the Semi-Annual Report for the period ended June 30, 2010 are available upon request without charge by contacting the Trust:

Regular Mail:	Lincoln Variable Insurance Products Trust, P.O. Box 2340, Ft. Wayne, IN 46801

Express Mail:	Lincoln Variable Insurance Products Trust, 1300 S. Clinton St., Ft. Wayne, IN 46802

Phone:	800-454-6265

Website:	Semi-Annual Report: http://www.lfg.com/lfg/llc/prd/prs/sar/SAR_LINCOLN.pdf
Annual Report: http://www.lfg.com/lfg/llc/prd/prs/anr/AR_LINCOLN.pdf

The principal office of the Trust is located at 1300 S. Clinton St. Ft. Wayne, IN 46802. The Trust’s investment adviser is Lincoln Investment Advisors Corporation, which is located at One Granite Place, Concord, NH 03301. The Trust paid LIAC $56,703,404.00 for the fiscal year ended 2009. The Trust’s principal underwriter is Lincoln Financial Distributors, Inc. (“LFD”), 130 N. Radnor Chester Rd., Radnor, PA 19087. The Trust paid LFD $13,174,762.00 for the fiscal year ended 2009. The Trust’s service provider for certain accounting functions and financial reporting, The Bank of New York Mellon (“Mellon”), is located at 135 Santilli Highway, Everett, MA 02149-1950. The Trust paid Mellon $4,066,521.00 for the fiscal year ended 2009. The Trust has also entered into a Fund Accounting and Financial Administration Oversight Agreement with Delaware Service Company, Inc. (“DSC”), located at 2005 Market St., Philadelphia, PA 19103. The Trust paid DSC $271,552.00 for the fiscal year ended 2009. The Lincoln National Life Insurance Company (“Lincoln Life”), which provides various administrative services to the Trust, is located at 1300 S. Clinton St., Ft. Wayne, IN 46802. The Trust paid Lincoln Life $862,727 for the fiscal year ended 2009. The services provided to the Trust by these service providers will continue beyond the effective dates of the New Agreement.

PLEASE RETAIN THIS INFORMATION STATEMENT FOR FUTURE REFERENCE

Lincoln Variable Insurance Products Trust 1300 South Clinton Street Fort Wayne, IN 46802